Exhibit 10

NRC HEALTH

INCENTIVE STOCK AWARD NOTICE

GRANTEE:	[●] (“you”)

TYPE AND AMOUNT OF AWARD:	[●] Restricted Stock Units (the “Units”)

DATE OF GRANT:	June 23, 2026 (the “Grant Date”)

1.     Grant of Award. This Incentive Stock Award Notice (this “Agreement”) is made in connection with your service as a director of the Company and serves to notify you that NRC Health, a Delaware corporation (the “Company”), hereby grants to you the Units on the terms and conditions set forth in this Agreement and subject to the 2025 Omnibus Incentive Plan (the “Plan”). You should review the terms of this Agreement carefully.

2.     Restrictions and Vesting. Subject to the terms and conditions set forth in this Agreement, the Units shall vest automatically on the date of the Company’s 2027 Annual Meeting of Stockholders (the “Vesting Date”), if (and only if) (i) you are continuously in service to the Company as a member of the Board of Directors (the “Board”) from the date hereof through the date of the Vesting Date, or (ii) your service to the Company is terminated on or prior to the Vesting Date, due to (w) retirement with the consent of the Compensation and Talent Committee (the “Committee”) of the Board, (x) death, or (y) disability (as defined in Section 22(e) of the Internal Revenue Code of 1986, as amended), as described in Section 4, or (z) a Change in Control (as defined below), as described in Section 5.

3.     Additional Vesting Matters. Subject to Section 4, any Units that do not vest as a result of your failure to have been continuously in the service of the Company from the date hereof until the Vesting Date shall automatically be forfeited on the date your service terminates without any obligation of the Company to pay any amount or deliver any Units or any shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), to you or to any other person or entity.

4.     Effect of Retirement, Death, or Disability. In the event of your Retirement, death, or Disability prior to the vesting of the Units, the Units shall vest on the date of such Retirement, death, or Disability.

The term "Retirement" as used in this Agreement means terminating service to the Company or a subsidiary with the consent of the Committee.

The term "Disability" means you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

5.     Effect of Change in Control. In the event of a Change in Control, which results in the termination of your service as a director of the Company, the Units shall vest immediately.

6.     Settlement of Units. Subject to Sections 7 and 8 of this Agreement, upon the vesting of any Units pursuant to this Agreement, the Company shall issue a certificate or book-entry for shares of Common Stock representing such vested Units on a one-for-one basis, as promptly as practicable following the date of vesting. Upon settlement, the number of settled Units shall be extinguished and such number of Units will no longer be considered to be held by you for any purpose. The Units and any shares of Common Stock earned upon vesting of the Units may be issued during your lifetime only to you, or after your death to your designated beneficiary, or, in the absence of such beneficiary, to your duly qualified personal representative.

7.     Withholding. You shall pay to the Company or make other arrangements satisfactory to the Company regarding the payment of any federal, state, or local taxes of any kind required by applicable law to be withheld with respect to the Units awarded under this Agreement and any shares of Common Stock to be issued with respect to the vesting of the Units. At the vesting event set forth in Section 2 of this Agreement, the Company will have the option to withhold shares of Common Stock issued with respect to the vesting of the Units equal to the federal, state, and other taxes payable by you and deposit cash equal to such taxes with the respective taxing authorities. If such shares of Common Stock are not withheld by the Company, you will deliver to the Company within five (5) business days after the vesting date the amount of such taxes or provide evidence that you have made the relevant tax deposits. Your right to receive the Units and any shares of Common Stock issued with respect to the vesting of the Units under this Agreement is subject to, and conditioned on, your payment of such withholding amounts.

8.      Restrictions on Issuance of Shares of Common Stock. If at any time the Company determines that the listing, registration, or qualification of the Units or any shares of Common Stock upon any securities exchange or quotation system, or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the issuance of a certificate representing any shares of Common Stock representing any vested Units, such issuance may not be made in whole or in part unless and until such listing, registration, qualification, or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

9.       Holding Requirement.

(a)    You agree that, so long as you serve as a director of the Company, you will not transfer, sell, assign, pledge, encumber, hypothecate, or otherwise dispose of (collectively, “Transfer”) and will continue to hold the shares of Common Stock issued with respect to the vesting of the Units pursuant to this Agreement (less any such shares sold or withheld to fund taxes on vesting pursuant to Section 6 of this Agreement) until the value of your ownership of the Company through shares of Common Stock held is at least equal to Five Hundred Thousand Dollars ($500,000); provided that transfers for estate planning purposes will be permitted with the consent of the Company.

(b)    After the restrictions set forth in subsection (a) are met, you will continue to hold, directly and through permitted estate planning vehicles, shares of Common Stock worth at least equal to Five Hundred Thousand Dollars ($500,000) for the duration of your service as a director of the Company.

(c)    While subject to the holding requirements set forth in this Section 9, the shares of Common Stock issued with respect to the vesting of the Units may be subject to stop transfer restrictions and if issued in certificated form, a customary restrictive legend will be affixed to such share certificate.

(d)    For avoidance of doubt, when calculating your ownership of the Company through shares of Common Stock held for the purposes of this Section 9, (i) all shares of Common Stock owned by you, including any shares of Common Stock issued with respect to the vesting of the Units, shall be included in such calculation and (ii) any shares of Common Stock underlying any unvested Units shall not be included in such calculation.

10.     Definitions.  For purposes of this Agreement, the terms below shall have the ascribed meanings.

(a)      “Change in Control” Defined.  “Change in Control” means (A) a change in control of the Company of a nature that would be required to be reported in response to Item 5.01 of a Current Report on Form 8-K, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (B) if any of the following occurs after the Grant Date:

(i)    Any “person” within the meaning of Section 3(a)(9) of the Exchange Act, and as modified and used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act (but excluding the Company, any employee benefit plan sponsored or maintained by the Company (including any trustee of such plan (acting as trustee) or other fiduciary holding securities under an employee benefit plan of the Company), and any underwriter temporarily holding securities pursuant to an offering of such securities) (“Person”), other than a Permitted Holder becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote in the election of directors; provided, however, that the following will not constitute a Change in Control: any acquisition by any corporation if, immediately following such acquisition, more than seventy-five percent (75%) of the outstanding securities of the acquiring corporation (or the parent thereof) ordinarily having the right to vote in the election of directors is beneficially owned by all or substantially all of those persons who, immediately prior to such acquisition, were the beneficial owners of the outstanding securities of the Company ordinarily having the right to vote in the election of directors;

(ii)    Individuals who constitute the Board of the Company as of the Grant Date (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Grant Date, whose election or nomination for election by the Company’s stockholders was approved by a vote of at least three-fourths (3/4) of the directors comprising the Incumbent Board, either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination (other than an election or nomination of an individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of the Company, including, without limitation, in connection with a “tender offer,” as such term is used in Section 14(d) of the Exchange Act), shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

(iii)    Upon the consummation by the Company of a reorganization, merger, or consolidation, other than one with respect to which all or substantially all of those persons who were the beneficial owners, immediately prior to such reorganization, merger, or consolidation, of outstanding securities of the Company ordinarily having the right to vote in the election of directors own, immediately after such transaction, more than seventy-five percent (75%) of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors;

(iv)    Upon the approval by the Company’s stockholders of a complete liquidation and dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company other than to a subsidiary of the Company or to an entity controlled by a Permitted Holder; or

(v)    Upon the consummation of a transaction subject to Rule 13e-3 of the Exchange Act (other than any such transaction in which the Permitted Holders identified in romanette (iii) of the definition of Permitted Holder hereunder are the beneficial owners of more than fifty percent (50%) of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors).

(b)    “Permitted Holder” Defined. “Permitted Holder” means: (i) the Company or a subsidiary of the Company, (ii) any employee benefit plan sponsored by the Company or a subsidiary of the Company, (iii) Michael or Karen Hays, or their siblings, or the children or grandchildren of Michael or Karen Hays or their siblings (collectively, “Hays Family Members”) or one or more trusts, corporations, partnerships, limited partnerships, limited liability companies, or other such entities, so long as at least eighty percent (80%) of the beneficial interests of each such entity are held by Mr. or Mrs. Hays and/or one or more Hays Family Members, and (iv) Trent Green and his spouse, or the children or grandchildren of Mr. and Mrs. Green (collectively, “Green Family Members”) or one or more trusts, corporations, partnerships, limited partnerships, limited liability companies, or other such entities, so long as at least eighty percent (80%) of the beneficial interests of each such entity are held by Mr. or Mrs. Green and/or one or more Green Family Members.

11.    Nonassignability. Your rights under this Agreement may not be alienated, transferred, assigned, or pledged (except by will or the laws of descent and distribution). However, any shares of Common Stock issued with respect to the vesting of the Units may be Transferred to a permitted estate planning vehicle in accordance with the terms of this Agreement.

12.    Rights as a Stockholder; Limitation on Rights. You do not have any of the rights of a stockholder with respect to the Units awarded under this Agreement. Without limiting the generality of the foregoing, no dividends or dividend equivalents shall be paid or accrue on the Units granted before such Units vest and you shall have no right to vote any shares of Common Stock underlying any Units unless and until such Units vest and you receive shares of Common Stock in accordance with Section 5 of this Agreement. Neither the Plan, the granting of the Units, nor this Agreement gives you any right to remain as a director of the Company or to be employed by the Company or a subsidiary.

13.    Rights of the Company and Affiliates. This Agreement does not affect the right of the Company or an affiliate to take any corporate action whatsoever, including, without limitation, its right to recapitalize, reorganize, or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, Company stock, or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.

14.     Amendment. Except as otherwise provided herein, the Company may only alter, amend, or terminate this Agreement with your consent.

15.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

16.    Notices. All notices and other communications to the Company required or permitted under this Agreement shall be written and shall be either delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt requested, addressed to the Company’s office at 1245 Q Street, Lincoln, Nebraska 68508, Attention: Chief Executive Officer. Each such notice and other communication delivered personally shall be deemed to have been given when delivered. Each such notice and other communication delivered by mail shall be deemed to have been given when it is deposited in the United States mail in the manner specified herein.

17.     Plan Control. This Agreement is awarded under and subject to the Plan and, in the event of a conflict between this Agreement and the Plan, the Plan will control.

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ACKNOWLEDGEMENT

The undersigned acknowledges receipt of, and understands and agrees to be bound by, this Agreement. The undersigned further acknowledges that this Agreement set forth the entire understanding between him or her and the Company regarding the subject matter of this Agreement and that this Agreement supersede all prior oral and written agreements on that subject.

Dated: June 23, 2026

Grantee:

[●]

NRC Health

By:
Trent Green
Chief Executive Officer